Exhibit 99.1

NEWS RELEASE

For Information:

Robin Brown

Executive Vice President

(803) 951-0507

rbrown@firstcommunitysc.com

Terrance Ford Named to First Community Board of Directors

LEXINGTON, S.C., October 1, 2026 – First Community Corporation, headquartered in Lexington, South Carolina, and the holding company of First Community Bank, today announced that Terrance Ford has been named to its board of directors.

"We are pleased to welcome Terrance to the First Community team," said First Community Corporation President and CEO Mike Crapps. “His leadership, business perspective, especially his expertise in technology and cybersecurity, and commitment to the South Carolina community will be a valuable addition to our board. Terrance’s alignment with our bank’s cultural beliefs and our corporate purpose of impacting lives for success and significance make him an excellent choice to help lead our company through his service on our board.”

Ford currently serves as vice president of AT&T South Carolina, where he leads the company’s statewide strategy, legislative affairs, public policy, philanthropy, and external engagement. A telecommunications executive with nearly three decades of experience, he has held leadership roles spanning network operations, broadband services, economic development and community affairs.

Ford holds a bachelor’s degree and a Master of Business Administration from Webster University. He is a graduate of Leadership South Carolina and a Riley Fellow, and has been recognized by Columbia Business Monthly as one of Columbia’s 50 Most Influential People and was subsequently inducted into its 50 Most Influential Hall of Fame. Ford also is actively involved in philanthropic and community organizations, having served on the boards of organizations including Central Carolina Community Foundation, United Way of the Midlands, Columbia Urban League, and Midlands Business Leadership Group. He recently completed his term as Chair of the Columbia Chamber of Commerce and now serves as its immediate Past Chair. A native of the Charleston area, Ford now resides in Blythewood.

First Community Corporation stock trades on The NASDAQ Capital Market under the symbol “FCCO” and is the holding company for First Community Bank, a local community bank based in the Midlands of South Carolina. First Community Bank is a full-service commercial bank offering deposit and loan products and services, residential mortgage lending, financial planning/investment advisory services, and SBA/USDA lending. First Community serves customers in the Midlands, Aiken, Upstate and Piedmont regions of South Carolina, as well as Augusta and Atlanta, Georgia. For more information, visit www.firstcommunitysc.com.

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